Exhibit 10.27

CRAWFORD-THG (UK) LIMITED

Crawford-THG (UK) Limited of Trinity Court, 42 Trinity Square, London EC3N 4TH (the “Company”) hereby agrees to employ Michael Frank Reeves of [redacted] (the “Executive”) in accordance with the following terms and conditions:-

1)	The employment of the Executive under this Agreement shall be for an indefinite period subject to termination by either party giving not less than 12 months’ notice in writing to expire at any time or as provided for in paragraph 3 below. The Executive’s employment will terminate automatically upon the Executive reaching his normal retirement age, which is 60.

2)	The Executive shall during his employment:-

a)	Faithfully serve the Company in the capacity of Managing Director, Property Division or in such other capacity as the Board may from time to time determine;

b)	Perform and exercise any duties and powers (for no additional pay or reward) on behalf of any Associated Company and act as a director of any Associated Company as the Board directs;

c)	At all times and in all respects conform to and comply with the lawful and reasonable directions of the Board and the rules of any regulatory organisation of which he and/or the Company is a member;

d)	Unless prevented by sickness or other incapacity devote the whole of his time attention and abilities during his hours of work (which shall be normal business hours and such additional hours as may be necessary for the proper performance of his duties) to the business and affairs of the Company and any Associated Company for which he performs duties; and

e)	Work at the Company’s offices in London or such other place of business of the Company or any Associated Company which the Board may reasonably require.

3)	The Company shall not be under any obligation to provide the Executive with any work and the Company may at any time after either party has given notice to terminate suspend the Executive and/or exclude him from all or any premises of the Company or any Associated Company and/or require him not to contact any colleagues or clients in connection with any actual or prospective business of the Company or any Associated Company for any period not exceeding three months.

4)	The Company shall be entitled to terminate the Executive’s employment without notice or pay in lieu of notice by reason of the Executive’s gross misconduct, gross negligence in the performance of his duties, serious breach of company policies, procedures or this Agreement.

5)	The Company shall pay to the Executive (monthly in arrears in 12 equal instalments) a salary of £130,000 per annum.

6)	Subject to the rules of each scheme, the Executive shall be eligible to participate in the following Company schemes:

a)	The Thomas Howell Group Pension and Life Assurance Scheme

b)	Private Medical Insurance Scheme

c)	Company Car Scheme

d)	Thomas Howell Group Permanent Health Insurance Plan.

7)	The Executive shall (in addition to the usual public holidays) be entitled during the continuance of his employment to 25 working days’ paid holiday in each holiday year of the Company (from January 1 to December 31) to be taken at mutually convenient times. On the termination of employment the Executive’s entitlement to accrued holiday pay (accruing at the rate of 2 days per month) shall be calculated pro rata in respect of each completed month of service in the holiday year in which his employment terminates and the appropriate amount shall be paid to or reimbursed by the Executive.

8)	The following additional information is provided to the Executive in compliance with Section 1 of Employment Rights Act 1996:-

a)	A contracting-out certificate is in force in respect of the Executive;

b)	The Executive shall be entitled to receive sick pay in accordance with the Company sick pay scheme in respect of any period of absence due to sickness.

c)	There is no formal disciplinary procedure applicable to this employment. The Executive is expected to exhibit a high standard of propriety in all his dealings with and in the name of the Company and any of the associated Companies with which he is involved. If the Executive is dissatisfied with any disciplinary decision or has any grievance relating to his employment, he should initially address himself to the Group Managing Director. If after such initial action the Executive wishes to pursue the matter further, he should address himself in writing to the Chairman of Crawford & Company.

d)	The Executive’s continuous employment for statutory purposes began on 1 January 1976.

9)	The Executive shall not (other than in the proper performance of his duties) at any time either during his employment or after its termination disclose or communicate to any person or use for his own benefit or the benefit of any person other than the Company or an Associated Company any of their confidential information or other business information which may come to his knowledge in connection with his employment.

10)	If at any time in the course of his employment the Executive makes or discovers or participates in the making or discovery of any intellectual property relating to or capable of being used in the business of the Company or any Associated Company he shall immediately disclose full details to the Company.

11)	The Executive hereby covenants with the Company that he will not for the period of three months after the termination of his employment (without the prior written consent of the Company) either alone or on behalf of any person directly or indirectly in connection with the carrying on of any business in competition with the business of the Property Division of the Company:-

a)	Canvass or solicit or cause to be canvassed or solicited, for business any person, firm or Company in respect of any products and/or services provided or offered by the Company or any Associated Company, who at the date of termination of the Executive’s employment or at any time during the period the twelve months prior to that date is or was a client of the Company or any Associated Company and with whom the Executive shall have had dealings during the course of his employment; or

b)	Solicit or entice away or endeavour to solicit or entice away any person who at the date of termination of the Executive’s employment is employed or engaged by the Company or any Associated Company in the capacity of Loss Adjuster, Manager or Director and with whom the Executive shall have had contact during the course of his employment.

12)	Upon termination of his employment (for whatever reason and howsoever arising) the Executive shall immediately:-

Deliver up to the Company all property, documents and confidential or business information of the Company or any Associated Company or any of their clients (and he shall not retain any copies of any such documents or information) which is under his control or in his possession;

a)	Resign without compensation from any office or directorship he may hold in the Company and/or any Associated Company and in the event of his failure to do so the Company is hereby irrevocably authorised as his agent to sign and deliver such resignations; and

b)	Repay all outstanding debts or loans due to the Company or any Associated Company and the Company is hereby authorized to deduct from any wages of the Executive a sum in repayment of all or any part of any such debts or loans.

13)	This agreement constitutes the entire agreement and understanding between the Company and the Executive and supersedes any other agreement whether oral or written. This agreement may only be modified or amended by a further agreement in writing signed by both parties.

/s/ R. S. Elder	25.11.97
Signed on behalf of the Company	Date
22/9/97

/s/ M. F. Reeves
Signed by the Executive	Date